Exhibit (a)(2)

APOLLO CREDIT FUND INC.

ARTICLES OF AMENDMENT

Apollo Credit Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Apollo Tactical Income Fund Inc.

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned President and Chief Investment Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Investment Officer and attested by its Secretary and Chief Legal Officer this 19th day of November, 2012.

ATTEST:		APOLLO CREDIT FUND INC.

By:	/s/ Joseph D. Glatt	By:	/s/ Joseph A. Moroney
Name:	Joseph D. Glatt	Name:	Joseph A. Moroney
Title:	Secretary and Chief Legal Officer	Title:	President and Chief Investment Officer